UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

BEAZER HOMES USA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On August 7, 2026, the following script was used by certain executive officers of Beazer Homes USA, Inc., at a meeting with its employees:

Town Hall Remarks

Good morning.

I know today’s news is, in some ways, shocking. As you can imagine, today is an emotional day for me too, so I have taken the time to write down what I wanted to say – and I hope you will excuse me for reading it.

Background

First, the facts. We have agreed to sell the Company for $33.50 per share. While that is certainly below book value, it is a very high multiple of earnings this year and of Wall Street’s expectations for earnings next year. It is also a big premium to where our stock was trading before a public offer was made, and a much higher price than the original $25.75 public offer.

As you all know very well, that initial offer in May generated publicity. A lot of it. It also generated quite a few inbound inquiries from other builders and from our shareholders.

The Board’s response was exactly right. They listened. They sought advice from independent legal counsel and financial advisors, and, as I have said before, they had the legal and fiduciary right to consider more options, including our standalone plan and transactions that would not have resulted in a sale of the Company.

That process has been exhaustive, and I am grateful to our Board for the time and effort they put into their deliberations. Today we are announcing the conclusion of that review with our agreement to sell the Company to Dream Finders.

Board’s Deliberations

While I obviously can’t provide every detail of the Board’s deliberations, I can give you some of the key considerations.

First, our industry is in the middle of a significant wave of consolidation. Just in the last couple of years, Richmond, Tri-Pointe, and Taylor Morrison all agreed to sell their companies. One of the common threads in these deals has been the belief that scale, at a corporate and division level, creates better returns.

Second, the macro environment has been much tougher this year than any of us anticipated. Rates have moved back up and consumer confidence has been very low.

Third, many of our shareholders have been very vocal that they would prefer a near-term cash premium rather than waiting for our differentiated product proposition to generate outsized sales paces and margins. Not that they don’t think we can do it, but they have expressed a preference to receive a cash premium now because it is less risky.

And we have to remember, shareholders, in fact, own the Company. For these reasons and others, our Board concluded that Dream Finders’ revised proposal was in the best interest of shareholders.

Dream Finders

Now, I’d like to take a moment to comment on Dream Finders. As they have said publicly, they have had an interest in combining our businesses for a long time. They have been consistent in that view, and they have increased their offer many times to get this deal done. To arrive at their revised offer, their team conducted thorough due diligence. They were intelligent, efficient, and highly respectful during that process.

They have rapidly and successfully grown their Company over the past decade, and the Senior Leadership Team and I have pledged to help them make this transition and integration successful as well.

Context for Transaction

I’d like you to indulge me for a few minutes as I try to put this transaction in context.

Many of you have been here as long, or longer, than I have. For me, that’s 19 years. But my history with the Company goes back much further.

In the early 1990s, the firm I worked for was hired to sell Beazer’s U.S. homebuilding assets by the U.K.-based conglomerate – Hanson plc - that had just won a hostile takeover for the global Beazer company called Beazer plc. The value of those U.S. assets was about $50 million.

I didn’t think it was a great time to sell a homebuilder, so I made the case to Mr. Beazer and his new corporate parent company that they should get bigger through an acquisition and then go public. And that’s exactly what we did. In February of 1994, I was at the NYSE when this Company completed an IPO.

Jump forward to 2007, when I formally joined the Company as CFO. We were in all sorts of trouble, and the Great Housing Crisis was just starting.

By 2011, when I was privileged to be named CEO, we had navigated a series of legal and regulatory challenges that would have made Odysseus tired. But we still had a daunting list of competitive problems:

•	Employee morale was poor.

•	We didn’t have any competitive differentiation.

•	Our customers didn’t like us very much, so warranty spending was spiking.

•	And we had a terrible, debt-laden balance sheet. In fact, one analyst published a report with a zero-dollar price target for our stock.

It was all pretty bleak, and no one was rooting for us or even confident we would survive.

Considering that as a starting point I think we should take a moment to reflect on what we have done together since then, because it’s amazing:

•	We took on the challenge of building the best, most energy-efficient homes in the country.

•	We became the number one rated builder on TrustBuilder, the only verified-owner ratings site for homebuilders.

•	We built a mortgage choice platform that introduced real competition and rate savings for homebuyers.

•	We fixed our balance sheet, paying off hundreds of millions of dollars in debt.

•	We created and implemented a growth path that will see us reach 200 communities next year.

•	And while doing all that, we launched Charity title and home insurance companies that allowed us to create the ground-breaking Beazer Charity Foundation. Three months ago, we were presented with the prestigious Hearthstone Humanitarian Award, recognizing the creativity and massive scale of our philanthropic efforts with Fisher House and many local partners.

And do you know how we did all that? As a team, with an extraordinary culture that you built.

Our employee engagement scores nearly broke the measurement system of Culture Amp, our survey provider. They had never seen the level of participation in a survey like ours, nor had they seen the pride in product and in each other that our surveys reflected.

You did that. And nothing will ever diminish the magnitude of your product, customer, and culture achievements.

We also created a lot of value for our bondholders and shareholders over the years. I don’t have all the calculations at my fingertips, but when you add the value of today’s transaction, over $2 billion, plus the hundreds of millions of dollars of debt we repaid and the shares we repurchased, it’s got to be pushing $3 billion. Not bad for a Company that nearly got sold for $50 million in 1992 and that had a zero-dollar price target in 2011.

What’s Next

Today is bittersweet, for sure. As with any combination of this sort, things will change. But things always change in life and in business. In this case, we can take enormous pride in what we built and be optimistic about what we can do next.

Being CEO of this Company has been the greatest privilege of my life. The relationships we have formed are my most cherished accomplishments. But now I am committed to helping Dream Finders with this transition and to each of you, as you continue to progress in your careers.

Thank you for your confidence, your efforts, your achievements, and, mostly, for your support.

Logistics

I know you all have questions. And, in time, we will be able to answer them. Here’s what I know so far:

In the coming days Dream Finders’ will be collaborating with our team on integration plans, but this is still Day One and much planning is still to come. Dream Finders is active in many of the same areas we are, but there are also some areas where our divisions will be their starting point. In either instance, I know they will need much of our talent to continue to deliver exceptional value for customers.

In terms of timing…this transaction is subject to shareholder and regulatory approval. In the meantime, we need to keep selling and building great homes. We will be running the business as we normally do, including completing land acquisitions and sales. And we will work with Dream Finders as they roll out their integration plans, which will take effect upon closing, which we anticipate will take place in the fourth quarter of 2026.

Thank you for listening to me this morning. And remember, in the midst of all the emotions we are feeling today – please be proud of what we have accomplished. Together.

* * *

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The information presented herein may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Dream Finders Homes’s and Beazer’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and neither Dream Finders Homes nor Beazer assumes any duty to update forward-looking statements other than as required by law. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

In addition to factors previously disclosed in Dream Finders Homes’s and Beazer’s reports filed with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the occurrence of any event, change or other circumstances that could give rise to right of one or both of the parties to terminate the definitive merger agreement between Dream Finders Homes and Beazer; the outcome of any legal proceedings that may be instituted against Dream Finders Homes or Beazer; the failure of Beazer to obtain necessary stockholder and regulatory approvals or to satisfy any of the other conditions to the Transaction on a timely basis or at all; the possibility that the anticipated benefits of the Transaction are not realized when expected or at all; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transaction; Dream Finders Homes’s ability to obtain financing and complete the acquisition and integration of Beazer successfully or fully realize cost savings and other benefits and other consequences associated with mergers, acquisitions and divestitures; negative effects of announcing the Transaction or the consummation of the Transaction on the market price of our common stock, credit ratings or operating results; and the potential impact of announcement of the Transaction or consummation thereof on relationships, including with employees, customers and competitors.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the acquisition described in this communication (the “Transaction”), Beazer intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement (the “Proxy Statement”). The Proxy Statement (if and when available) will be mailed to stockholders of Beazer. INVESTORS AND SECURITY HOLDERS OF BEAZER ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING DREAM FINDERS HOMES, BEAZER, THE TRANSACTION AND RELATED MATTERS. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Beazer by going to Beazer’s website at ir.beazer.com.

Participants in Solicitation

Beazer and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Beazer in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Beazer and other persons who may be deemed to be participants in the solicitation of stockholders of Beazer in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in Beazer’s proxy statement for its 2026 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on December 22, 2025 and any subsequent filings with the SEC. In addition, Dream Finders Homes and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Beazer in connection with the Transaction. Information about certain of Dream Finders Homes’s directors and executive officers is set forth in Dream Finders Homes’s proxy statement for its 2026 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 16, 2026, Dream Finders Homes’s Annual Report on Form 10-K filed with the SEC on February 24, 2026, and any subsequent filings with the SEC. To the extent that holdings of Beazer’s securities by the directors and executive officers of Beazer have changed from the amounts set forth in the proxy statement for its 2026 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the Transaction may be obtained by reading the Proxy Statement regarding the Transaction when it becomes available. Free copies of these documents may be obtained as described above and, with respect to the information about Dream Finders Homes’s directors and executive officers, at the Dream Finders Homes’s website at investors.dreamfindershomes.com.